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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 22, 2000


                             MEDICAL ASSURANCE, INC.
             (Exact name of registrant as specified in its charter)


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
             Delaware                                  001-12129                             63-1137505
 (State or other jurisdiction of                 (Commission File No.)                     (IRS Employer
          incorporation)                                                                Identification No.)
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                    100 Brookwood Place, Birmingham, AL 35209
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (205) 877-4400

          (Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS.

         On June 22, 2000 Professionals Group, Inc. (Nasdaq National Market:
PICM) and Medical Assurance, Inc. (NYSE: MAI) entered into a definitive agreement to consolidate (the "Consolidation Agreement"). The entity resulting from the consolidation of Professionals Group and Medical Assurance will be known as "Medical and Professionals Assurance, Inc." The consolidation, which is subject to certain insurance and anti-trust regulatory approvals and to shareholder approvals, is expected to be completed in early 2001.

         It is expected that the consolidation of Professionals Group and Medical Assurance, two physician founded and directed medical malpractice insurance companies, will result in a stronger, more diversified, combined entity. It is also expected that the consolidation will enhance the financial security of policyholders.

         Medical and Professionals Assurance, Inc. will have combined total premium writings of $426 million and combined medical liability premiums of $281 million, based on 1999 data, making it the nation's third largest writer of liability insurance for health care professionals and facilities. It also will have assets of approximately $2 billion, making it one of the strongest company groups focusing primarily on health care liability.

         Medical and Professionals Assurance, Inc. will own all of the stock of Medical Assurance and of Professionals Group. Medical Assurance is an insurance holding company that provides malpractice protection to physicians, hospitals, dentists, and health care organizations and serves more than 22,000 insureds from a national headquarters in Birmingham, Alabama and regional offices in Indianapolis, Indiana; Charleston, West Virginia; Cleveland and Columbus, Ohio; and Springfield and St. Louis, Missouri. Professionals Group is an insurance holding company that provides medical professional liability insurance and related services to physicians, dentists, hospitals, and other health care providers and institutions in eight states, including Michigan, Illinois, Indiana, Ohio, and Florida. Professionals Group also owns 77% of MEEMIC Holdings, Inc. (Nasdaq National Market: MEMH) which provides personal auto and homeowners coverages to approximately 120,000 educational employees and other Michigan based policyholders through MEEMIC Insurance Company.

         Upon completion of the consolidation, Medical Assurance shareholders will exchange their shares on a one-for-one basis and Professionals Group shareholders will receive their choice of $12.00 in cash and $14.00 in shares of stock in the new holding company (based on the "market value" of Medical Assurance stock during a period preceding closing) (the "stock election"), or $26.00 in cash (the "cash election"), for each share of Professionals Group stock they own. The amount of cash consideration payable with respect to each share of Professionals Group upon completion of the consolidation may be increased or decreased to reflect certain increases or decreases in the aggregate market value of Professionals Group's portfolio assets that occur between December 31, 1999 and the end of the second-to-last calendar month preceding the completion of the consolidation.

         For purposes of the preceding paragraph the market value of Medical Assurance stock will be an amount equal to the arithmetic average of the last reported sale prices of one share of Medical Assurance common stock as reported on the New York Stock Exchange during the


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twenty trading days ending on the date of the meeting of Professionals Group's stockholders to be held in connection with the consolidation. However, if such period would otherwise include any trading days from the month of December 2000, then such December 2000 trading days will be excluded from such period and will be replaced with a corresponding number of the most recent trading days in the month of November 2000 that would not otherwise be included in such period.

         It is to be noted that at least 10% of the value of the consideration issued to the stockholders of Professionals Group, taken as a whole, must be represented by shares of stock in the new holding company (the "minimum stock requirement"). Accordingly, the Consolidation Agreement provides that if the stockholders of Professionals Group have not made stock elections that are sufficient to satisfy the minimum stock requirement, then the exchange agent must select such additional number of cash elections, in the order last received by the exchange agent, that, if converted to stock elections and added to the shares of holding company stock issuable pursuant to the other stock elections then held by the exchange agent, would result in the issuance of shares of holding company stock sufficient to satisfy the minimum stock requirement. The cash elections so selected by the exchange agent will be converted to stock elections.

         It is currently anticipated that the cash payable to shareholders of Professionals Group will be financed from cash on hand and/or privately placed indebtedness. It is a condition to each party's obligation to complete the consolidation that the other party's insurance subsidiaries not be rated lower than A- by the A.M. Best Rating Agency. It also is a condition to each party's obligation to complete the consolidation that such party not have received notice from A.M. Best Rating Agency to lower the rating of the holding company's insurance subsidiaries below A- after giving effect to the consolidation. Medical Assurance is currently rated A+ (Excellent) by Standard and Poor's and A (Excellent) by A.M. Best. Professional Group's primary insurance subsidiary, ProNational Insurance Company, is currently rated A- (Excellent) by A.M. Best and A- (Strong) by Standard and Poor's. MEEMIC Insurance Company is rated A- (Excellent) by A.M. Best.

         The consolidation also is conditioned upon the receipt of a tax opinion from a nationally recognized accounting firm with respect to the federal income tax consequences of the participants in the transaction. The opinion will provide, among other things, substantially to the following effect: (i) stockholders of Medical Assurance will not recognize any gain or loss upon receipt of new holding company stock in exchange for their Medical Assurance stock, and (ii) the stockholders of Professionals Group will recognize gain upon their exchange of Professionals Group stock, but only to the extent they receive cash in the transaction.

         The Consolidation Agreement prohibits Professionals Group and Medical Assurance from soliciting acquisition proposals from any third person. It also requires each party (i) to promptly inform the other party of any serious, bona fide inquiry it receives from any third person with respect to any acquisition proposals, (ii) to furnish the other party with a copy thereof, and (iii) to keep the other party informed as to the status of any discussions of negotiations relating thereto. However neither party's Board of Directors is prohibited from either furnishing information to, or entering into discussions or negotiations with, any third person regarding any acquisition proposal, or approving and recommending to such party's stockholders an acquisition proposal from a third


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person, if its Board of Directors determines in good faith that such action is appropriate in furtherance of the best interests of stockholders. In connection with any such determination, such party must direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with such third person and must disclose to the other party that it is furnishing information to, or entering into discussions or negotiations with, such third person. Prior to furnishing any information to a third person, such party must enter into a written confidentiality agreement with the third person that requires the third person to furnish to such party information regarding the third person's ability to finance and otherwise perform its obligations under its acquisition proposal. The confidentiality agreement must obligate the third person to maintain the confidentiality of all non-public information furnished to such third person, and must specify procedures that restrict or limit the provision of information regarding such party that could be used to the competitive disadvantage of such party, or in a manner that would be detrimental to the interests of its stockholders. Finally, the third person must also permit such party to conduct a due diligence inquiry with respect to the third person generally.

         Medical Assurance or Professionals Group may elect to terminate the Consolidation Agreement if the Board of Directors of the other party desires to recommend or otherwise pursue an acquisition proposal other than that contemplated by the Consolidation Agreement (an "Alternative Acquisition Proposal"), and if not sooner terminated, the party desiring to pursue an Alternative Acquisition Proposal may elect to terminate the Consolidation Agreement upon completion of the transaction contemplated by the Alternative Acquisition Proposal. Upon any such termination, the party pursuing the Alternative Acquisition Proposal is required to pay the other party $2,400,000 as reimbursement for expenses in connection with the consolidation and an additional $7,500,000 as liquidated damages and compensation for the recipient's involvement in the transaction contemplated by the Consolidation Agreement. In addition, each of Medical Assurance and Professionals Group have granted to each other an option to acquire up to 4.9% of its outstanding common stock that is exercisable upon completion of an Alternative Acquisition Proposal by the party granting the option. Medical Assurance has granted to Professionals Group an option to purchase up to 1,146,838 shares of its authorized and unissued common stock at a price of $14.26 per share payable in cash upon the exercise of the option. Professionals Group has granted to Medical Assurance an option to purchase 437,320 shares of its authorized and unissued common stock at a price of $26.00 per share payable in cash upon the exercise of the option. Each option agreement limits the profit that may be realized upon completion of the transaction contemplated by the Alternative Acquisition Proposal with respect to the stock purchased pursuant to the option to an amount not exceeding $4,500,000.

         The terms and conditions of the consolidation are set forth in the Agreement to Consolidate dated June 22, 2000 between Medical Assurance and Professionals Group. The terms and conditions of the stock options are set forth in the reciprocal stock option agreements dated June 22, 2000 between Medical Assurance and Professionals Group. Copies of the Consolidation Agreement and the reciprocal stock option agreements are filed as exhibits to this report. The disclosures herein concerning the consolidation, the stock options, the Consolidation Agreement and the reciprocal stock option agreements are qualified in their entirety by reference to the documents filed as exhibits hereto.

         This report and the news release included as an exhibit to this report contain historical information and forward-looking statements that are based upon estimates and anticipation of future events by Professionals Group and/or Medical Assurance that are subject to certain risks and uncertainties. Such risks and uncertainties could cause actual results to vary materially from the expected results described in the forward-looking statements. The expectations of either or both of Medical Assurance and Professionals Group regarding combined financial strength, losses, the retention of current business, expansion of product lines, and the development of business in new geographical areas depend on a variety of factors (including economic, legal, competitive, and market conditions) which may be beyond either company's control and are thus difficult or impossible to predict. In view of the many uncertainties inherent in the forward-looking statements made in this document and the press release, the inclusion of such information should not be taken as representation by either or both of Medical Assurance and Professionals Group or any other person, that the objectives or plans of Professionals Group and/or Medical Assurance will be realized.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits.

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Exhibit Reference Number                Exhibit Description
------------------------                -------------------

              2.1 Agreement to Consolidate dated as of June 22, 2000 by and between Medical Assurance, Inc., a Delaware corporation, and Professionals Group, Inc. (including Exhibit A (Certificate of Incorporation of Medical and Professionals Assurance, Inc.); Exhibit B (Bylaws of Medical and Professionals Assurance, Inc.); and Exhibit C (Form of Company Stock Option Agreement).*

              2.2 Medical Assurance, Inc. Stock Option Agreement dated as of June 22, 2000 by and between Medical Assurance, Inc., as grantor, and Professionals Group, Inc., as grantee.*

              2.3 Professionals Group, Inc. Stock Option Agreement dated as of June 22, 2000 by and between Professionals Group, Inc., as grantor, and Medical Assurance, Inc., as grantee.*

             99.1          Press Release dated June 23, 2000.*
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-------------------
* Filed herewith


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   MEDICAL ASSURANCE, INC.

Date: June 30, 2000                By: /s/  James J. Morello
                                       -----------------------------------------
                                       Name: James J. Morello
                                       Tls:  Treasurer (Principal Financial
                                             Officer and Principal
                                             Accounting Officer)